Exhibit 99.1

News Release

CONTACT:

Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
513 534-4153	September 26, 2005

Fifth Third Bancorp CFO Tenders Resignation

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) today announced that its Chief Financial Officer, R. Mark Graf, has tendered his resignation in order to pursue other career opportunities.

Mr. Graf noted, “I have enjoyed my time at Fifth Third and feel good about the executive team assembled to lead the company going forward. However, for personal reasons, I am regrettably compelled to make this difficult decision. In order to ensure a smooth transition for both the management team and shareholders, I have agreed to the company’s request that I remain in my current role while a search is conducted for a new CFO.”

Speaking on behalf of Fifth Third, George A. Schaefer, Jr., President and CEO, said, “I want to take this opportunity to thank Mark for his contribution to Fifth Third. I join the rest of the management team in saying that, while he will be missed, we respect his decision and look forward to continuing to work with him while we search for his successor. Schaefer continued, “We have begun an executive search for a new CFO and remain fully committed to open and transparent communications with the investment community.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $103.2 billion in assets, operates 17 affiliates with 1,106 full-service Banking Centers, including 125 Bank Mart® locations open seven days a week inside select grocery stores and 2,012 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. The financial strength of Fifth Third’s Ohio and Michigan banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain among the highest short-term ratings available at A-1+ and Prime-1 and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Market System under the symbol “FITB.” Member FDIC.

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